UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

June 15, 2009 (June 12, 2009)

Janus Capital Group Inc.

(Exact name of registrant as specified in its charter)

DELAWARE	001-15253	43-1804048
(State or other jurisdiction	(Commission file	(IRS Employer
of incorporation)	number)	Identification Number)

151 DETROIT STREET

DENVER, COLORADO 80206

(Address of principal executive offices)  (Zip Code)

Registrant’s telephone number, including area code

(303) 691-3905

Not Applicable

(Former name or former address if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01  Entry into a Material Definitive Agreement

On June 12, 2009, Janus Capital Group Inc. (“Janus” or “Company”) amended and restated its existing five-year $350 million revolving credit facility (the “Facility”) with Citibank, N.A., as administrative agent, and JPMorgan Chase Bank, N.A., as syndication agent for the lenders.  The amended and restated Facility will, among other things, provide Janus additional flexibility under the financial covenants (leverage ratio of no more than 8.00:1.00, from the previous limit of 3.75:1.00; and interest coverage ratio of no less than 2.00:1.00, from the previous limit of 4.00:1.00), decrease the bank syndicate’s commitment from $350 million to $125 million, accelerate the maturity date from June 1, 2012 to December 1, 2010, and secure our obligations under the Facility with most of Janus’ and its subsidiaries’ assets.

To date, Janus has not borrowed under the Facility, and the amended Facility is available for working capital and general corporate purposes.  The drawn costs and the fees related to the amended Facility fluctuate based on our long-term senior unsecured non-credit-enhanced debt ratings and our leverage ratio.  The amended Facility contains financial and other covenants, including, but not limited to, limitations on the ability of the Company and its subsidiaries to incur debt or liens, leverage and interest coverage ratios, a minimum level of long-term assets under management, and certain restrictions on the sale of assets and use of corporate cash.  A violation of these covenants could result in a default under the amended Facility, which would permit the participating banks to restrict our ability to access the amended Facility and require the immediate repayment of any outstanding advances under it.

Item 2.03  Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement

Please see the discussion set forth in response to Item 1.01 above.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Janus Capital Group Inc.

Date: June 15, 2009	By:	/s/ Gregory A. Frost
Executive Vice President and Chief Financial Officer